UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 15, 2017

CDK Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-36486	46-5743146
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1950 Hassell Road, Hoffman Estates, IL 60169

(Address of principal executive offices)

(847) 397-1700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

4.875% Senior Notes due 2027

On May 15, 2017, CDK Global, Inc. (the “Company”) issued $600 million aggregate principal amount of its 4.875% Senior Notes due 2027 (the “Notes”). The Notes were issued pursuant to an indenture, dated as of May 15, 2017 (the “Indenture”), among the Company and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”). The Notes are general unsecured obligations of the Company and are not guaranteed by any of the Company’s subsidiaries. The net proceeds from the sale of the Notes will be used by the Company for general corporate purposes, which may include share repurchases, dividends, acquisitions, repayments of debt, and working capital and capital expenditures.

As the general unsecured obligations of the Company, the Notes rank (i) equally in right of payment with all of the Company’s existing and future senior indebtedness, including indebtedness under the Company’s credit facilities and existing senior notes, (ii) senior to all of the Company’s future subordinated indebtedness, (iii) effectively subordinated to all of the Company’s existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness and (iv) structurally subordinated to the obligations of the Company’s subsidiaries.

The Company will pay interest on the Notes at a rate of 4.875% per annum. Interest on the Notes is payable semiannually to holders of record at the close of business on May 15 or November 15 immediately preceding the interest payment date on June 1 and December 1 of each year, commencing December 1, 2017. The Notes mature on June 1, 2027.

Prior to June 1, 2022, the Company may redeem the Notes in whole or in part at a price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, plus the applicable “make-whole” premium.

On or after June 1, 2022, the Company may redeem the Notes at a price equal to: (i) 102.438% of the aggregate principal amount of the Notes redeemed prior to June 1, 2023; (ii) 101.625% of the aggregate principal amount of the Notes redeemed on or after June 1, 2023 but prior to June 1, 2024; (iii) 100.813% of the aggregate principal amount of the Notes redeemed on or after June 1, 2024 but prior to June 1, 2025; and (iv) 100.000% of the aggregate principal amount of the Notes redeemed thereafter.

The Indenture contains covenants that limit the Company and its subsidiaries’ ability to, among other things: (i) incur liens on any of their properties or assets; (ii) enter into any sale/leaseback transaction; and (iii) consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all its assets to, any other person. These covenants are subject to a number of important exceptions and qualifications, as described in the Indenture. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Registration Rights Agreement

On May 15, 2017, in connection with the issuance of the Notes, the Company entered into a registration rights agreement with a representative of the initial purchasers of the Notes, relating to, among other things, an exchange offer for the Notes (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company is obligated to use commercially reasonable efforts to (i) cause to be filed with the Securities and Exchange Commission (the “SEC”) a registration statement for exchange offers of freely tradable notes having substantially identical terms as the Notes issued under the Indenture and (ii) have such registration statement declared effective by the SEC and cause the exchange offers to be completed within 60 business days after such registration statement becomes effective. If the Company is unable to effect the exchange offer under certain circumstances, the Company is obligated to use commercially reasonable efforts to have a shelf registration statement declared effective by the SEC with respect to resales of the Notes as soon as practicable after the obligation to file such shelf registration statement arises and to keep such shelf registration statement effective, supplemented and amended until all of the Notes covered by the shelf registration statement cease to be registrable securities. If the exchange offer is not completed or a shelf registration statement, if required for any reason under the Registration Rights Agreement other than because of a request on the part of a holder of the Notes, does not become effective within 365 days of the closing date, then the interest rate on the Notes will increase by 0.25% per annum for the first 90-day period following such 365th day and (ii) an additional 0.25% per annum thereafter until the exchange offer is completed, the shelf registration becomes effective or the Notes of the applicable series become freely tradable.

Item 2.03	Creation of a Direct Financial Obligation

The information set forth under item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description of Exhibit

4.1	Indenture, dated as of May 15, 2017, between CDK Global, Inc. and U.S. Bank National Association, as trustee.

4.2	Registration Rights Agreement, dated as of May 15, 2017, between CDK Global, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2017

CDK GLOBAL, INC.

By:	/s/ Alfred A. Nietzel
Name: Alfred A. Nietzel Title: Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Indenture, dated as of May 15, 2017, between CDK Global, Inc. and U.S. Bank National Association, as trustee.

4.2	Registration Rights Agreement, dated as of May 15, 2017, between CDK Global, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.